007 Putnam Voyager Fund attachment
1/31/05 Semi-annual

Results of November 11, 2004 and January 10, 2005 shareholder meetings
(Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

      				Votes 		Votes
      				For 		Withheld
Jameson A. Baxter 		496,898,329 	27,009,734
Charles B. Curtis 		496,938,603 	26,969,460
Myra R. Drucker 		499,446,385	24,461,678
Charles E. Haldeman, Jr. 	499,155,992 	24,752,071
John A. Hill 			501,102,811 	22,805,252
Ronald J. Jackson 		497,122,942 	26,785,121
Paul L. Joskow 			501,338,363 	22,569,700
Elizabeth T. Kennan 		496,604,972 	27,303,091
John H. Mullin, III 		497,001,805 	26,906,258
Robert E. Patterson 		496,998,304 	26,909,759
George Putnam, III 		496,493,583 	27,414,480
A.J.C. Smith* 			496,593,143 	27,314,920
W. Thomas Stephens 		496,983,256 	26,924,807
Richard B. Worley 		503,682,233 	20,225,830


A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:

		Votes 		Votes
		For 		Against 	Abstentions
      		383,916,434 	23,037,003 	116,954,626



January 10, 2005 meeting

A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was approved as follows:

		Votes 		Votes
      		For 		Against 	Abstentions
      		371,386,156 	50,730,946 	110,855,646



A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

		Votes 		Votes
      		For 		Against 	Abstentions
      		377,078,906 	46,909,762 	108,984,080


A proposal to amend the funds fundamental Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated as follows:

		Votes 		Votes
      		For 		Against 	Abstentions
      		384,654,237 	34,688,951 	113,629,560


* Mr. Smith resigned from the Board of Trustees on January 14,
2005.
All tabulations are rounded to nearest whole number.